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                                                                       EXHIBIT 5



March 11, 1997




BanPonce Corporation,
209 Munoz Rivera Avenue,
Hato Rey, Puerto Rico 00918.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the "Act") of 1,960,800 shares (the "Securities") of Common Stock, par value $6.00 per share, including attached rights to purchase Series A Participating Cumulative Preferred Stock, of BanPonce Corporation, a Puerto Rico corporation (the "Company"), issuable in connection with the Agreement and Plan of Merger, dated as of December 30, 1996 (the "Agreement"), by and among the Company, Banco Popular de Puerto Rico, a Puerto Rico bank, and Roig Commercial Bank, a Puerto Rico bank, I, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:

         When the registration statement relating to the Securities (the "Registration Statement") has become effective under the Act, and the Securities to be issued in connection with the Agreement have been duly issued and delivered as contemplated by the Agreement, the Securities will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the Commonwealth of Puerto Rico, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

Also, I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "Validity of BanPonce Common Stock" in the
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BanPonce Corporation                                                         -2-


Prospectus. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.


Cordially,


Brunilda Santos de Alvarez
Senior Vice President &
Legal Counsel